Exhibit 99.1

FA Email

Subject: CNL Healthcare Properties News: Estimated NAV Results

FOR BROKER-DEALER AND RIA USE ONLY.

We are pleased to announce that CNL Healthcare Properties’ board of directors has approved an estimated net asset valuation (NAV) per share of $10.041 for the company’s common stock as of Dec. 31, 2016. Shares available for purchase under the Distribution Reinvestment Plan will also be priced at $10.04 per share effective the first quarter of 2017.

•	This is the fourth annual valuation for CNL Healthcare Properties. The prior valuations were $9.75 as of Dec. 31, 2015, $9.52 as of as of Sept. 30, 2014, and $9.13 as of Sept. 30, 2013. CNL Healthcare Properties anticipates that it will continue to update and announce its estimated NAV per share at least annually.

•	The estimated NAV per share represents the midpoint in the range of values, $9.53 to $10.56, provided by CBRE Capital Advisors, Inc. (CBRE Cap), an independent investment banking firm.

•	If shares are accepted for redemption under the Amended and Restated Stock Redemption Plan, they will either be redeemed at the estimated NAV per share, currently $10.04, or the purchase price paid per share by the shareholder, whichever is less.[2]

•	Quarterly distributions remain unchanged during the first quarter at $0.10581 per share or $0.42324 (4.2155 percent) when expressed as the annualized percentage rate of the estimated NAV. We will continue to evaluate quarterly distributions based on the overall long-term financial position of the company. [3]

Additional Information

•	The estimated NAV per share excludes any portfolio premium or discount due to the portfolio’s size or diversification. The estimated NAV is a snapshot in time and not indicative of value the company or shareholders may receive if the company were to list its shares or liquidate its assets, now or in the future. Please review our latest financial filings for more details on our performance metrics.

•	CBRE Cap assisted our valuation committee with the preparation of the estimated NAV per share of its common stock as of Dec. 31, 2016. Our board of director’s determination of the estimated NAV per share was in accordance with the company’s valuation policy and certain methodologies of the Investment Program Association (IPA), a trade association for non-listed direct investment vehicles, in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs.” [4]

•	CBRE Cap developed a valuation analysis of the company’s investments and provided the analysis to the valuation committee along with a range of estimated net asset values, which the valuation committee determined was reasonable and made a recommendation to our board of directors to approve $10.04 as the estimated NAV per share. These figures are estimated and are based upon assumptions and discounted cash flow models derived from appraisals and are not based upon a market price achieved by shareholders. Therefore, these estimates cannot be used to calculate or infer shareholder returns. Actual investment performance is generally unknown until a liquidity event occurs.

•	We will mail this letter to shareholders on or about Feb. 15, 2017, and hold a valuation webinar on Feb. 15, 2017, at 1 p.m. EST to discuss the valuation results. Register for the webinar and dial 800-675-6818 to listen. A replay of the webinar and the accompanying slide presentation will be available within 48 hours on cnlhealthcareproperties.com

For additional information, please read the Form 8-K filed Feb. 13, 2017, contact your sales representative directly or call CNL Client Services at 866-650-0650, option 2.

[1]	The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates that may not be correct. The NAV is based on numerous assumptions and estimates with respect to industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, the REIT’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.
[2]	The Redemption Plan is limited, and redemptions are not guaranteed; furthermore, the plan is subject to suspension, modification or termination at any time.
[3]	Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2016, approximately 96 percent of cash distributions were covered by operating cash flow and 4 percent were funded by other sources, which could include borrowings and/or proceeds from the Distribution Reinvestment Plan. The REIT’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. The REIT has experienced losses that are anticipated to be temporary and due to several properties under development. For the years ended Dec. 31, 2015, 2014 and 2013, approximately 45, 34 and 13 percent, respectively, of total distributions were covered by operating cash flow and approximately 55, 66 and 87 percent, respectively, were funded by offering proceeds. For the years ended Dec. 31, 2012 and 2011, the REIT’s first two years of operations, distributions were not covered by operating cash flow and were 100 percent funded by offering proceeds.
[4]	There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filing for complete details. This information is derived from the issuer’s public filings and does not replace or supersede any information provided therein.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, could and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond the company’s ability to control or accurately predict, including the amount and timing of anticipated future distributions, estimated per share net asset value of the company’s stock and/or other matters. The company’s forward-looking statements are not guarantees of future performance. Shareholders and financial advisors should not place undue reliance on forward-looking statements.